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                                                                       EXHIBIT 5

                           September 23, 1997



Forman Petroleum Corporation
650 Poydras Street, Suite 2200
New Orleans, Louisiana  70130-6101

Dear Sirs:

     We have acted as counsel for Forman Petroleum Corporation, a Louisiana corporation (the "Company"), in connection with the proposed offer by the Company to exchange (the "Exchange Offer") for all outstanding 13.5% Senior Secured Notes Due 2004, Series A ($70 million principal amount outstanding) (the "Old Notes") its 13.5% Senior Secured Notes Due 2004, Series B ($70 million principal amount) (the "Exchange Notes"). The Old Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of June 3, 1997 (the "Indenture"), between the Company and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee").

     In connection with such matters we have examined the Indenture, the form of Registration Statement on Form S-4, to be filed by the Company with the Securities and Exchange Commission, for the registration of the Exchange Notes (the "Securities") under the Securities Act of 1933 (the Registration Statement, as amended at the time it becomes effective, being referred to as the "Registration Statement") and such corporate records of the Company, certificates of public officials and such other documents as we have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, subject to the qualifications hereinafter set forth, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Securities proposed to be issued pursuant to the Exchange Offer have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Securities Act of 1933, and to compliance with any applicable state securities laws, when issued, delivered and sold in accordance with the Exchange Offer and the Indenture, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     The opinions expressed herein are subject to the following: The enforceability of the Securities may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws
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(including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including without limitation specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

     The opinions express herein are limited exclusively to the laws of the State of New York and the General Corporation Law of the State of Louisiana.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Vinson & Elkins L.L.P. under "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            VINSON & ELKINS L.L.P.